PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 47 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                      Dated March 19, 2004
                                                                 Rule 424(b)(3)

                                  $150,000,000
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                 --------------
                   0.25% Exchangeable Notes due April 1, 2009
          Exchangeable for Common Stock of Three Health Care Companies

Beginning April 20, 2004, you will be able to exchange your notes for a basket of shares of common stock of three health care companies, which we refer to as the basket stocks, subject to our right to call all of the notes on or after March 30, 2007. The basket stocks are the common stock of Biogen Idec Inc., Bristol-Myers Squibb Company and Merck & Co., Inc.

o    The principal amount and issue price of each note is $1,000.
o We will pay interest at the rate of 0.25% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each April 1 and October 1, beginning October 1, 2004.
o The basket consists of a number of shares of each basket stock equal to the exchange ratio with respect to the basket stock. The exchange ratio for each basket stock is calculated so that each basket stock represents an equal proportion of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios for the basket stocks. The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock.
o Beginning April 20, 2004, you will have the right to exchange each note for a number of shares of each basket stock equal to its exchange ratio. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange
     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all the notes that you hold.
o We have the right to call all of the notes on or after March 30, 2007. If we call the notes on any day from and including March 30, 2007 to and including the maturity date, we will pay to you the call price of $1,000 per note. However, if the sum of the products of the closing price of each basket stock and its exchange ratio on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you for each note a number of shares of each basket stock equal to its exchange ratio, or the cash value of those shares determined on the third scheduled trading day prior to the call date specified by us. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.
o If we decide to call the notes, we will give you notice at least 30 but no more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of the basket stocks rather than the $1,000 call price in cash.
o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date.
o The issuers of the basket stocks are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.
o The notes have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The listing symbol for the notes is "BBM.A."

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                       ---------------------------------
                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                       ---------------------------------

                                     Price to        Agent's       Proceeds to
                                      Public       Commissions       Company
                                   ------------    -----------    -------------
Per Note..........................     100%           .25%           99.75%
Total............................. $150,000,000     $375,000      $149,625,000

                                 MORGAN STANLEY

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                                      PS-2

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

Each note costs $1,000            We, Morgan Stanley, are offering our 0.25%
                                  Exchangeable Notes due April 1, 2009, which you may exchange for a basket of shares of common stock of three health care companies beginning on April 20, 2004. We refer to the common stock of Biogen Idec Inc., Bristol-Myers Squibb Company and Merck & Co.,
                                  Inc. as the basket stocks. The principal amount and issue price of each note is $1,000.

0.25% interest on the             We will pay interest on the notes, at the
principal amount                  rate of 0.25% per year on the $1,000
                                  principal amount of each note, semi-annually on each April 1 and October 1, beginning
                                  October 1, 2004; provided that accrued but unpaid interest will not be paid upon any exchange or our call of the notes.

                                  Beginning April 20, 2004, you may exchange each note for a number of shares of each basket stock equal to its exchange ratio. The exchange ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to the issuer of that basket stock.

How to exchange your              When you exchange your notes, our affiliate
notes                             Morgan Stanley & Co. Incorporated or its
                                  successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange date.

                                  To exchange a note on any day, you must
                                  instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                  o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                  o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                                  o  deliver your note certificate to JPMorgan
                                     Chase Bank (formerly known as The Chase
                                     Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                                  If you give us your Official Notice of
                                  Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                                  You must exchange at least 25 notes
                                  (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of notes if you are exchanging all the notes that you hold.

                                  You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of the basket stocks, or, at our subsequent election, the cash value of those shares, rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you       At our option, on the third business day
cash or shares if you elect to    after you fulfill all the conditions of your
exchange your notes               exchange, we will either:

                                  o  deliver to you shares of the basket
                                     stocks, or

                                  o  pay to you the cash value of such shares.

                                  We will not pay any accrued but unpaid
                                  interest if you elect to exchange your notes.

On or after March 30, 2007, we    We may call the notes for settlement on any
may call the notes for stock      day, which we refer to as the call date, from
or the $1,000 call price,         and including March 30, 2007 to and including
depending on the price of the     the maturity date.
basket stocks
                                  If we call the notes, you will not receive any accrued but unpaid interest on the call date.

                                  On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of the basket stocks underlying the notes. That value is referred to as the basket value.

                                  If the basket value is less than the $1,000 call price, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, you will no longer be able to exercise your exchange right.

                                  If, however, the basket value as so
                                  determined is equal to or greater than the call price of $1,000, then we will instead deliver on the call date specified in our notice shares of the basket stocks, or, at our subsequent election, the cash value of those shares determined by the calculation agent on the third scheduled trading day prior to the call date. In that case, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                                  In the event we call the notes for shares of the basket stocks, or, at our subsequent election, the cash value of those shares, it is possible that the closing prices of the basket stocks may be lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice, in which case, the value of the basket stocks, or cash, as applicable, that you receive on the call date for each note may be less than the $1,000 call price and principal amount of each note. Your continuing right to exercise your exchange right following our decision to call the notes for shares of the basket stocks allows you to shorten the period during which you are exposed to the risk that the prices of the basket stocks may decrease.

Basket stocks                     The following table sets forth the basket
                                  stocks, the ticker symbol for each basket stock, the exchange on which each basket stock is listed, the proportion of the initial basket value represented by the shares of each basket stock contained in the basket, the exchange ratio for each basket stock, the initial price of each basket stock used to calculate the respective exchange ratio and the aggregate value of the shares of each basket stock contained in the basket based upon those initial prices:

                                                                             Proportion               Initial
                                                                             of Initial              Price of
                                         Issuer of       Ticker                Basket     Exchange    Basket
                                        Basket Stock     Symbol   Exchange     Value        Ratio      Stock    Initial Value
                                  --------------------   ------   --------   ----------   --------   --------   -------------
                                  Biogen Idec Inc.        BIIB     NASDAQ      33.33%      5.32739    $53.2508   $ 283.68794
                                  Bristol-Myers Squibb    BMY       NYSE       33.33%     11.20853    $25.3100   $ 283.68794
                                    Company
                                  Merck & Co., Inc.       MRK       NYSE       33.33%      6.42197    $44.1746   $ 283.68794

                                  The exchange ratio for each basket stock is a number of shares calculated so that each basket stock represents an equal proportion of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios of the basket stocks.

                                  The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. See "Description of Notes--Adjustments to the Exchange Ratios and the Basket" in this pricing supplement.

The notes may become              Following certain corporate events relating
exchangeable into the common      to the issuers of the basket stocks, such as
stock of companies other than     a stock-for-stock merger where the issuer of
the basket stocks                 a basket stock is not the surviving entity,
                                  you will be entitled to receive the common stock of a successor corporation to the issuer of such basket stock upon an exchange or our call of the notes for shares of the basket stocks. Following certain other corporate events relating to the issuers of the basket stocks, such as a merger event where holders of shares of a basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, you will be entitled to receive the common stock of three companies in the same industry group as the issuer of such basket stock in lieu of, or in addition to, shares of such basket stock, upon an exchange or our call of the notes for shares of such basket stock. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                                  Notes--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

Tax treatment                     The notes will be treated as "contingent
                                  payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                                  "Description of Notes--United States Federal
                                  Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes.
                                  In addition, any gain recognized by U.S.
                                  taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                  Notes--United States Federal Income Taxation" and the sections called "United States
                                  Federal Taxation--Notes--Optionally
                                  Exchangeable Notes" and "United States
                                  Federal Taxation--Backup Withholding" in the accompanying prospectus supplement. If you are a foreign investor, please read the section of this pricing supplement called
                                  "Description of Notes--United States Federal
                                  Income Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the              We have appointed our affiliate MS & Co. to
Calculation Agent                 act as calculation agent for JPMorgan Chase
                                  Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of each basket stock, or, at our election, the cash value of those shares, that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the prices of the basket stocks and that we describe in the section of this pricing supplement called
                                  "Description of Notes--Antidilution
                                  Adjustments."

No affiliation with the           The issuers of the basket stocks are not
issuers of the basket stocks      affiliates of ours and are not involved with
                                  this offering in any way. The notes are
                                  obligations of Morgan Stanley and not of the issuers of the basket stocks.

Where you can find more           The notes are senior notes issued as part of
information on the notes          our Series C medium-term note program. You
                                  can find a general description of our Series
                                  C medium-term note program in the
                                  accompanying prospectus supplement dated
                                  August 26, 2003. We describe the basic
                                  features of this type of note in the sections of the prospectus supplement called
                                  "Description of Notes--Fixed Rate Notes" and
                                  "--Exchangeable Notes."

                                  Because this is a summary, it does not
                                  contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                   You may contact your local Morgan Stanley
                                  branch office or our principal executive offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than       These notes pay interest at the rate of 0.25%
interest on ordinary notes        of the principal amount per year. This
                                  interest is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or we call the notes you will not receive any accrued but unpaid interest upon such exchange or call.

Secondary trading may be          There may be little or no secondary market
limited                           for the notes. Although the notes have been
                                  approved for listing on the American Stock
                                  Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the notes will trade in the secondary market.
                                  Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                  currently intends to act as a market maker for the notes but is not required to do so.

Market price of the notes may     Several factors, many of which are beyond our
be influenced by many             control, will influence the value of the
unpredictable factors             notes, including:

                                  o the trading price and relative performance of each of the basket stocks

                                  o the volatility (frequency and magnitude of changes in price) of the basket stocks

                                  o  geopolitical conditions and economic,
                                     financial, political, regulatory or
                                     judicial events that affect stock markets generally and which may affect the trading price of the basket stocks

                                  o  interest and yield rates in the market

                                  o  the dividend rate on the basket stocks

                                  o  the time remaining until (1) you can
                                     exchange your notes for shares of the
                                     basket stocks, (2) we can call the notes
                                     (which can be on or after March 30, 2007) and (3) the notes mature

                                  o  our creditworthiness

                                  o the occurrence of certain events affecting a particular issuer of a basket stock that may or may not require an adjustment to its exchange ratio or to the basket

                                  These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the trading prices of the basket stocks are at, below or not sufficiently above the prices of the basket stocks at pricing.

                                  You cannot predict the future performance of the basket stocks based on their historical performance.

Following our call of the         In the event that we call the notes for
notes, the prices of the          shares of the basket stocks, or, at our
basket stocks may decline         subsequent election, the cash value of those
prior to the call date            shares, it is possible that the closing
                                  prices of the basket stocks may be lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice. As a result, it is possible that the value of the basket stocks, or cash, as applicable, that you receive on the call date for each note may be less than the $1,000 call price and principal amount of each note.

Morgan Stanley is not             The issuers of the basket stocks are not
affiliated with the issuers of    affiliates of ours and are not involved with
the basket stocks                 this offering in any way. Consequently, we
                                  have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio for any of the basket stocks.
                                  The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket stocks.

Morgan Stanley may engage in      We or our affiliates may presently or from
business with or involving the    time to time engage in business with the
issuers of the basket stocks      issuers of the basket stocks without regard
without regard to your            to your interests, including extending loans
interests                         to, or making equity investments in, the
                                  issuers of the basket stocks or providing advisory services to the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuers of the basket stocks. These research reports may or may not recommend that investors buy or hold shares of the basket stocks.

You have no shareholder           Investing in the notes is not equivalent to
rights                            investing in the basket stocks. As an
                                  investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The notes may become              Following certain corporate events relating
exchangeable into the common      to the basket stocks, such as a merger event
stock of companies other than     where holders of shares of a basket stock
the issuers of the basket         would receive all or a substantial portion of
stocks                            their consideration in cash or a significant
                                  cash dividend or distribution of property with respect to a basket stock, you will be entitled to receive the common stock of three companies in the same industry group as the issuer of such basket stock in lieu of, or in addition to, such basket stock, upon an exchange or our call of the notes for shares of the basket stocks. Following certain other corporate events, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to the issuer of such basket stock upon an exchange or our call of the notes for shares of the basket stocks. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                                  Notes--Antidilution Adjustments." The
                                  occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Notes.

The antidilution adjustments      MS & Co., as calculation agent, will adjust
the calculation agent is          the exchange ratio for certain events
required to make do not cover     affecting the basket stocks, such as stock
every corporate event that        splits and stock dividends, and certain other
could affect the basket stocks    corporate actions involving the issuers of
                                  the basket stocks, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the prices of the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender offer or a partial exchange offer for such basket stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect any of the Basket Stocks other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests of     Because the calculation agent, MS & Co., is
the calculation agent and its     our affiliate, the economic interests of the
affiliates may influence          calculation agent and its affiliates may be
determinations                    adverse to your interests as an investor in
                                  the notes. MS& Co. will calculate how many shares of the basket stocks or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio for each basket stock to reflect certain corporate and other events. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratios, may affect the payment to you upon an exchange or call or at maturity of the notes. See the section of this pricing supplement called
                                  "Description of Notes--Antidilution
                                  Adjustments."

Hedging and trading activity      MS & Co. and other affiliates of ours have
by the calculation agent and      carried out, and will continue to carry out,
its affiliates could              hedging activities related to the notes,
potentially affect the value      including trading in the basket stocks as
of the notes                      well as in other instruments related to the
                                  basket stocks. MS & Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the prices of the basket stocks and, therefore, the prices at which the basket stocks must trade before the shares of the basket stocks for which you may exchange each note will be worth as much as or more than the principal amount of each note.
                                  Additionally, such hedging or trading
                                  activities during the term of the notes could potentially affect the price of the basket stocks and, accordingly, the value of the basket stocks or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

The notes will be treated as      You should also consider the tax consequences
contingent payment debt           of investing in the notes. The notes will be
instruments for U.S. federal      treated as "contingent payment debt
income tax purposes               instruments" for U.S. federal income tax
                                  purposes, as described in the section of this pricing supplement called "Description of
                                  Notes--United States Federal Income
                                  Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes.
                                  In addition, any gain recognized by U.S.
                                  taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                  Notes--United States Federal Income Taxation" and the sections called "United States
                                  Federal Taxation--Notes--Optionally
                                  Exchangeable Notes" and "United States
                                  Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                  If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 0.25% Exchangeable Notes due April 1, 2009 (Exchangeable for Shares of Common Stock of Three Health Care Companies). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount....... $150,000,000

Maturity Date.................... April 1, 2009

Specified Currency............... U.S. dollars

Issue Price...................... 100%

Original Issue Date
(Settlement Date)................ March 24, 2004

CUSIP Number..................... 617446MM8

Minimum Denominations............ $1,000

Interest Rate.................... 0.25% per annum

Interest Payment Dates........... Each April 1 and October 1, beginning October
                                  1, 2004.

Basket Value..................... The Basket Value on any date equals the sum of the products of the Market Price and the Exchange Ratio for each Basket Stock, each as determined as of such date by the Calculation Agent.

Basket Stocks.................... The Basket Stocks are the three stocks set forth in the table below. The table also indicates the ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the proportion of the Initial Basket Value represented by the shares of each Basket Stock, the Exchange Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate the respective Exchange Ratio and the aggregate value of the shares of each Basket Stock contained in the Basket based upon those initial prices.

                                                                        Proportion              Initial
                                                                        of Initial              Price of
                                                    Ticker                Basket     Exchange    Basket
                           Issuer of Basket Stock   Symbol   Exchange     Value       Ratio       Stock    Initial Value
                           ----------------------   ------   --------   ----------   --------   --------   -------------
                           Biogen Idec Inc.          BIIB     NASDAQ      33.33%      5.32739   $53.2508    $ 283.68794
                           Bristol-Myers Squibb      BMY      NYSE        33.33%     11.20853   $25.3100    $ 283.68794
                             Company
                           Merck & Co., Inc.         MRK      NYSE        33.33%      6.42197   $44.1746    $ 283.68794

                                  If, as a result of any event described under "--Antidilution Adjustments" below, notes are exchangeable into equity securities other than the shares of the issuers of the Basket Stocks, "Basket Stocks" shall include such other securities, and the Exchange Ratio with respect to such securities will equal the product of the Exchange Ratio in effect for the Basket Stock with respect to which the event occurs at the time of the event times the number of shares of the new equity securities issued with respect to one share of such Basket Stock. For additional details on adjustments, see "--Antidilution Adjustments" below.

Distribution at Maturity......... On the Maturity Date, if the Notes have not been called, you will receive $1,000 plus any accrued but unpaid interest in cash in exchange for each Note as to which your exchange right has not been exercised.

Exchange Right................... On any Exchange Date, you will be entitled, upon your

                                  o  completion and delivery to us and the
                                     Calculation Agent through your participant at The Depositary Trust Company, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and
                                  o  instruction to your broker or the
                                     participant through which you own your
                                     interest in the Notes to transfer your
                                     book entry interest in the Notes to the
                                     Trustee on our behalf on or before the
                                     Exchange Settlement Date (as defined
                                     below),

                                  to exchange each Note for a number of shares of each Basket Stock at the Exchange Ratio for that Basket Stock, as adjusted for corporate events related to that Basket Stock. See "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below.

                                  Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of the shares of the Basket Stocks or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                  Upon any such exchange, we may, at our sole option, either deliver such shares of the Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Date, as determined by the Calculation Agent, in lieu of such Basket Stocks.

                                  We will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                                  Since the Notes will be held only in book entry form, you may exercise your exchange right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Exchange Ratio................... The Exchange Ratio for each Basket Stock is set forth in the table above, subject to adjustment for certain corporate events relating to the issuer of that Basket Stock. See "--Antidilution Adjustments" below.

Minimum Exchange................. If you exercise your Exchange Right, you must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

No Fractional Shares ............ If upon any exchange or call of the Notes we deliver shares of the Basket Stocks, we will pay cash in lieu of delivering any fractional share of any Basket Stock in an amount equal to the corresponding fractional Closing Price of such Basket Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Date.................... Any Trading Day on which you have duly completed and delivered to us and the
                                  Calculation Agent, as described under
                                  "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next Trading Day; provided that such Trading Day falls during the period beginning April 20, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right ....... On or after March 30, 2007 to and including the Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into shares of each Basket Stock at the applicable Exchange Ratio, or, at our subsequent election on the third scheduled Trading Day prior to the Call Date, the cash value of such shares of each Basket Stock determined by the Calculation Agent based on the Closing Price of each Basket Stock on the third scheduled Trading Day prior to the Call Date; provided that, if the Basket Value on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation

                                  Agent, is less than the Call Price of $1,000 per Note, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price of $1,000 per Note), the Basket Stocks or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to you. You will not receive any accrued buy unpaid interest on the Notes following our exercise of the Morgan Stanley Call Right.

                                  Except in the case of a call for the cash
                                  Call Price of $1,000 per Note as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Morgan Stanley Notice Date....... The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date........................ The scheduled Trading Day on or after March
                                  30, 2007 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of the Basket Stocks, or, at our subsequent election, the cash value of those shares, or cash equal to the Call Price of $1,000 per Note to you for mandatory exchange.

Call Price....................... $1,000 per Note

Closing Price.................... The Closing Price for one share of a Basket
                                  Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                  o  if a Basket Stock (or any such other
                                     security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading,

                                  o  if a Basket Stock (or any such other
                                     security) is a security of the Nasdaq
                                     National Market (and provided that the
                                     Nasdaq National Market is not then a
                                     national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                  o  if a Basket Stock (or any such other
                                     security) is not listed or admitted to
                                     trading on any national securities
                                     exchange or is not a security of the
                                     Nasdaq National Market but is included
                                     in the OTC Bulletin Board Service (the "OTC
                                     Bulletin Board") operated by the National
                                     Association of Securities Dealers, Inc.
                                     (the "NASD"), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                                  If a Basket Stock (or any such other
                                  security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for a Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term security of the Nasdaq National Market will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day...................... A day, as determined by the Calculation
                                  Agent, on which trading is generally
                                  conducted on the New York Stock Exchange,
                                  Inc. ("NYSE"), the AMEX, the Nasdaq National
                                  Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note................ Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and

                                  "Form of Securities--Global Securities--
                                  Registered Global Securities" in the
                                  accompanying prospectus.

Senior Note or Subordinated Note. Senior

Trustee.......................... JPMorgan Chase Bank (formerly known as The
                                  Chase Manhattan Bank)

Agent for this Underwritten
  Offering of Notes.............. MS & Co.

Calculation Agent................ MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......... The Exchange Ratio with respect to any Basket
                                  Stock will be adjusted as follows:

                                  1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                                  2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and
                                  (ii) the prior Exchange Ratio for such Basket Stock.

                                  3. There will be no adjustments to the
                                  Exchange Ratio for any Basket Stock to
                                  reflect cash dividends or other distributions paid with respect to such Basket Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4 and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of a Basket Stock of any cash dividend or special dividend or distribution that is identified by the issuer of such Basket Stock as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the issuer of such Basket Stock as an extraordinary or special dividend or distribution) distributed per share of such Basket Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of such Basket Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Closing Price of such Basket Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in such Basket Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and
                                  (c) the full cash value of any non-cash
                                  dividend or distribution per share of such Basket Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to any Basket Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and the Basket Value exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause 3(b) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                                  4. Any of the following shall constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of a Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) the issuer of a Basket Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of the Basket Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                     (1) if a Basket Stock continues to be
                                     outstanding, such Basket Stock (if
                                     applicable, as reclassified upon the
                                     issuance of any tracking stock) at the
                                     Exchange Ratio in effect for such Basket
                                     Stock on the third Trading Day prior to
                                     the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause
                                     (3)(a) below); and

                                     (2) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for shares of the Basket Stock where the issuer of such Basket Stock is not the surviving entity, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Exchange Ratio for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (3)(a) below); and

                                     (3) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                        (a) if the combined value of the amount
                                        of Non-Stock Exchange Property received
                                        per share of a Basket Stock, as
                                        determined by the Calculation Agent in
                                        its sole discretion on the effective
                                        date of such Reorganization Event (the
                                        "Non-Stock Exchange Property Value"),
                                        by holders of such Basket Stock is less
                                        than 25% of the Closing Price of such
                                        Basket Stock on the Trading Day
                                        immediately prior to the effective date
                                        of such Reorganization Event, a number
                                        of shares of such Basket

                                        Stock, if applicable, and of any New
                                        Stock received in connection with such
                                        Reorganization Event, if applicable, in
                                        proportion to the relative Closing
                                        Prices of such Basket Stock and any
                                        such New Stock, and with an aggregate
                                        value equal to the Non-Stock Exchange
                                        Property Value multiplied by the
                                        Exchange Ratio in effect for such
                                        Basket Stock on the Trading Day
                                        immediately prior to the effective date
                                        of such Reorganization Event, based on
                                        such Closing Prices, in each case as
                                        determined by the Calculation Agent in
                                        its sole discretion on the effective
                                        date of such Reorganization Event; and
                                        the number of such shares of that
                                        Basket Stock or any New Stock
                                        determined in accordance with this
                                        clause (3)(a) will be added at the time
                                        of such adjustment to the Exchange
                                        Ratio in subparagraph (1) above and/or
                                        the New Stock Exchange Ratio in
                                        subparagraph (2) above, as applicable,
                                        or

                                        (b) if the Non-Stock Exchange Property
                                        Value is equal to or exceeds 25% of the
                                        Closing Price of a Basket Stock on the
                                        Trading Day immediately prior to the
                                        effective date relating to such
                                        Reorganization Event or, if a Basket
                                        Stock is surrendered exclusively for
                                        Non-Stock Exchange Property (in each
                                        case, a "Reference Basket Event"), an
                                        initially equal-dollar weighted basket
                                        of three Reference Basket Stocks (as
                                        defined below) with an aggregate value
                                        on the effective date of such
                                        Reorganization Event equal to the
                                        Non-Stock Exchange Property Value
                                        multiplied by the Exchange Ratio in
                                        effect for such Basket Stock on the
                                        Trading Day immediately prior to the
                                        effective date of such Reorganization
                                        Event. The "Reference Basket Stocks"
                                        will be the three stocks with the
                                        largest market capitalization among the
                                        stocks that then comprise the S&P 500
                                        Index (or, if publication of such index
                                        is discontinued, any successor or
                                        substitute index selected by the
                                        Calculation Agent in its sole
                                        discretion) with the same primary
                                        Standard Industrial Classification Code
                                        ("SIC Code") as the issuer of such
                                        Basket Stock; provided, however, that a
                                        Reference Basket Stock will not include
                                        any stock that is subject to a trading
                                        restriction under the trading
                                        restriction policies of Morgan Stanley
                                        or any of its affiliates that would
                                        materially limit the ability of Morgan
                                        Stanley or any of its affiliates to
                                        hedge the Notes with respect to such
                                        stock (a "Hedging Restriction");
                                        provided further that, if three
                                        Reference Basket Stocks cannot be
                                        identified from the S&P 500 Index by
                                        primary SIC Code for which a Hedging
                                        Restriction does not exist, the
                                        remaining Reference Basket Stock(s)
                                        will be selected by the Calculation
                                        Agent from the largest market
                                        capitalization stock(s) within the same
                                        Division and Major Group classification
                                        (as defined by the Office of Management
                                        and Budget) as the primary SIC Code as
                                        the issuer of such Basket Stock. Each
                                        Reference Basket Stock will be assigned
                                        a Reference Basket Stock Exchange Ratio
                                        equal
                                        to the number of shares of such
                                        Reference Basket Stock with a Closing
                                        Price on the effective date of such
                                        Reorganization Event equal to the
                                        product of (a) the Non-Stock Exchange
                                        Property Value, (b) the Exchange Ratio
                                        in effect for such Basket Stock on the
                                        Trading Day immediately prior to the
                                        effective date of such Reorganization
                                        Event and (c) 0.3333333.

                                  Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, the Basket Value on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                     (i)   if applicable, the Closing Price of
                                           the Basket Stock times the Exchange
                                           Ratio then in effect for such Basket
                                           Stock; and

                                     (ii)  if applicable, for each New Stock,
                                           the Closing Price of such New Stock
                                           times the New Stock Exchange Ratio
                                           then in effect for such New Stock;
                                           and

                                     (iii) if applicable, for each Reference
                                           Basket Stock, the Closing Price of
                                           such Reference Basket Stock times
                                           the Basket Stock Exchange Ratio then
                                           in effect for such Reference Basket
                                           Stock.

                                  In each case, the applicable Exchange Ratio
                                  (including for this purpose, any New Stock
                                  Exchange Ratio or Basket Stock Exchange
                                  Ratio) will be determined, as applicable, upon any exchange, call or at maturity of the Notes.

                                  5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of the Basket Stocks, including, without limitation, a partial tender or exchange offer for any Basket Stock. However, we may, at our sole discretion, cause the Calculation Agent to make additional adjustments to the Exchange Ratios upon the occurrence of corporate or other similar events that affect or could potentially affect trading prices of, or shareholders' rights in, the Basket Stocks (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                                  *     *     *

                                  For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                  Following the occurrence of any
                                  Reorganization Event referred to in
                                  paragraphs 3 or 4 above, (i) references to "Basket Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Basket Stock" shall be deemed to refer to the Exchange Property received with respect to such Basket Stock into which the Notes are thereafter exchangeable and references to a "share" or "shares" of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Reference Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 4 hereof.

                                  No adjustment to any Exchange Ratio will be required unless such adjustment would require a change of at least .1% in such Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                  The Calculation Agent shall be solely
                                  responsible for the determination and
                                  calculation of any adjustments to the
                                  Exchange Ratios and of any related
                                  determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                  The Calculation Agent will provide
                                  information as to any adjustments to any Exchange Ratio upon written request by any investor in the Notes.

                                  If you exercise your Exchange Right and we elect to deliver shares of the Basket Stocks or if we call the Notes for shares of the Basket Stocks, the Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event.......... "Market Disruption Event" means, with respect to any Basket Stock:

                                     (i) a suspension, absence or material
                                     limitation of trading of such Basket Stock on the primary market for such Basket

                                     Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                     (ii) a determination by the Calculation
                                     Agent in its sole discretion that any
                                     event described in clause (i) above
                                     materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on such Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market,
                                  (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
  in Case of an Event of Default. In case an event of default with respect to the Notes shall have occurred and be
                                  continuing, the amount declared due and
                                  payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) an investor in a Note has submitted an Official

                                  Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or
                                  (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Basket Value, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration (or, if we have previously elected to pay the cash value of such shares of Basket Stocks on the Call Date, the Basket Value as of the third scheduled Trading Day prior to the Call
                                  Date), respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price of $1,000 per Note and shall not include any accrued and unpaid interest thereon. See "--Call Price" above.

Basket Stocks;
  Public Information............. Each of the issuers of the Basket Stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                  Biogen Idec Inc. is a biopharmaceutical
                                  company engaged primarily in the research, development, manufacture and commercialization of targeted therapies for the treatment of cancer and autoimmune and inflammatory diseases. Its Commission file number is 0-19311.

                                  Bristol-Myers Squibb Company is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceuticals and other healthcare related products. Its Commission file number is 1-1136.

                                  Merck & Co., Inc., is a pharmaceutical
                                  company that discovers, develops,
                                  manufactures and markets human and animal health products and provides pharmaceutical benefit services. Its Commission file number is 1-3305.

                                  This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Basket Stocks (and therefore the Initial Basket Value and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                  Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks of the Basket as a whole.

                                  We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information........... The following table sets forth the published high and low Closing Prices for each Basket
                                  Stock during 2001, 2002, 2003 and during 2004 through March 19, 2004. We obtained the Closing Prices and other information listed below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of the Basket Stocks as an indication of future performance. We cannot give any assurance that the price of any one or more of the Basket Stocks or the Basket Value as a whole will increase sufficiently so that you will receive an amount in excess of the principal amount of the Notes on any Exchange Date or Call Date.

                                      Biogen Idec Inc.       High     Low    Dividends
                                  ----------------------   -------  -------  ---------
                                  (CUSIP# 110122108)
                                  2001
                                  First Quarter.........   $ 66.81  $ 38.44     -
                                  Second Quarter........     74.57    35.69     -
                                  Third Quarter.........     68.03    45.34     -
                                  Fourth Quarter .......     72.23    48.82     -
                                  2002
                                  First Quarter.........     70.96    51.95     -
                                  Second Quarter........     65.55    31.84     -
                                  Third Quarter.........     46.77    30.15     -
                                  Fourth Quarter........     46.57    32.29     -
                                  2002
                                  First Quarter.........     36.05    28.09     -
                                  Second Quarter........     41.57    30.07     -
                                  Third Quarter.........     38.55    31.89     -
                                  Fourth Quarter........     39.24    32.24     -
                                  2003
                                  First Quarter (through
                                    March 19, 2004).....     59.21    36.94     -

                                  Bristol-Myers Squibb
                                         Company             High     Low    Dividends
                                  ----------------------   -------  -------  ---------
                                  (CUSIP# 110122108)
                                  2001
                                  First Quarter.........   $ 68.05  $ 52.11  $  .275
                                  Second Quarter........     56.96    49.59     .275
                                  Third Quarter.........     59.73    49.72     .275
                                  Fourth Quarter .......     59.70    49.00     .275
                                  2002
                                  First Quarter.........     51.30    39.50     .28
                                  Second Quarter........     40.40    25.14     .28
                                  Third Quarter.........     26.17    20.55     .28
                                  Fourth Quarter........     27.84    21.05     .28
                                  2003
                                  First Quarter.........     25.41    21.13     .28
                                  Second Quarter........     28.86    21.85     .28
                                  Third Quarter.........     27.60    25.17     .28
                                  Fourth Quarter........     28.60    24.25     .28
                                  2004
                                  First Quarter
                                    (through March 19,
                                    2004)...............     30.64    25.19     -

                                  Historical prices of Bristol-Myers Squibb
                                  Company stock have been adjusted for a
                                  spin-off effected by Bristol-Myers Squibb in the third quarter of 2001.

                                     Merck & Co., Inc.       High     Low    Dividends
                                  ----------------------   -------  -------  ---------
                                  (CUSIP# 589331107)
                                  2001
                                  First Quarter.........   $ 88.02  $ 64.32  $   .34
                                  Second Quarter........     76.52    60.49      .34
                                  Third Quarter.........     67.41    57.73      .35
                                  Fourth Quarter .......     66.20    54.11      .35
                                  2002
                                  First Quarter.........     60.92    53.91      .35
                                  Second Quarter........     55.08    46.42      .35
                                  Third Quarter.........     50.92    36.96      .36
                                  Fourth Quarter........     57.08    41.77      .36
                                  2003
                                  First Quarter.........     56.67    48.05      .36
                                  Second Quarter........     59.85    51.83      .36
                                  Third Quarter.........     58.58    49.72      .37
                                  Fourth Quarter........     51.16    40.60      .37
                                  2004
                                  First Quarter
                                    (through March 19,
                                    2004)...............     49.08    44.39      .37

                                  Historical prices of Merck & Co., Inc. stock have been adjusted for a spin-off effected by Merck in the third quarter of 2003.

                                  We make no representation as to the amount of dividends, if any, that any issuers of the Basket Stocks will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Use of Proceeds and Hedging...... The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                  On or prior to the date of this pricing
                                  supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks. Such purchase activity could potentially have increased the price of the Basket Stocks and, therefore, the price at which the Basket Stocks must trade before you would receive an amount of the Basket Stocks worth as much as or more than the principal amount of the Notes on any Exchange Date or Call Date or upon an automatic exchange at maturity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Basket Stocks or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

Supplemental Information
  Concerning Plan of
  Distribution................... Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the Notes against payment therefor in New York, New York on March 24, 2004. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or any of the Basket Stocks. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or any of the Basket Stocks in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
  and Insurance Companies........ Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                  (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                  In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning the Basket Stocks upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation......................... The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                  o  certain financial institutions;
                                  o  tax-exempt organizations;
                                  o dealers and certain traders in securities or foreign currencies;
                                  o  investors holding a Note as part of a
                                     hedging transaction, straddle, conversion
                                     or other integrated transaction;
                                  o  U.S. Holders, as defined below, whose
                                     functional currency is not the U.S.
                                     dollar;
                                  o  partnerships;
                                  o  nonresident alien individuals who have
                                     lost their United States citizenship or
                                     who have ceased to be taxed as United
                                     States resident aliens;
                                  o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                  o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                  o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States;
                                  o  Non-U.S. Holders who are individuals
                                     having a "tax home" (as defined in Section
                                     911(d)(3) of the Code) in the United
                                     States; and
                                  o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the Notes or more than 5% of each Basket Stock.

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                  U.S. Holders

                                  This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o  a citizen or resident of the United
                                     States;
                                  o a corporation created or organized in or under the laws of the United Sates or of any political subdivision thereof; or
                                  o  an estate or trust the income of which is
                                     subject to U.S. federal income taxation
                                     regardless of its source.

                                  The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Optionally
                                  Exchangeable Notes" and "United States
                                  Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income and withholding tax consequences of ownership and disposition of a contingent payment debt instrument.

                                  In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yiled provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income. Further, U.S. Holders will not be required to recognize gain or loss with respect to the Notes on the occurrence of a Reorganization Event.

                                  The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 3.6407% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of the semi-annual coupons and an additional amount equal to $1,184.8943 due at maturity.

                                  The comparable yield and the projected
                                  payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                  Non-U.S. Holders

                                  This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o  a nonresident alien individual;
                                  o  a foreign corporation; or
                                  o  a foreign trust or estate.

                                  Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                  o  such Non-U.S. Holder does not own,
                                     actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
                                  o  the certification required by Section
                                     871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and
                                  o  The Notes and the common stock of the
                                     Basket Stocks are, and will continue to
                                     be, regularly traded on an established
                                     securities market (as defined in the
                                     applicable Treasury regulations).

                                  Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                  Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                  o  subject to U.S. federal withholding tax
                                     without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                                  o  effectively connected to the conduct by
                                     the holder of a trade or business in the United States.

                                  Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the semi-annual payments on a Note as well as in connection with the payment at maturity or proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE


                                           Dated:  [On or after April 20, 2004]

Morgan Stanley                           Morgan Stanley & Co. Incorporated, as
1585 Broadway                              Calculation Agent
New York, New York 10036                 1585 Broadway
                                         New York, New York 10036
                                         Fax No.: (212) 761-0674
                                         (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Notes, 0.25% Exchangeable Notes due April 1, 2009 (Exchangeable for Shares of Common Stock of Three Health Care Companies) of Morgan Stanley (CUSIP No. 617446MM8) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after April 20, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to April 1, 2009, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 47 dated March 19, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of three industrial companies or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.

                                        Very truly yours,


                                        ----------------------------------------
                                        [Name of Holder]

                                        By:
                                           -------------------------------------
                                           [Title]

                                        ----------------------------------------
                                        [Fax No.]

                                        $
                                         ---------------------------------------
                                        Principal Amount of Notes to be
                                         surrendered for exchange
Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   -------------------------------------------------------
   Title:

Date and time of acknowledgment
                                --------------------------